Exhibit 2
Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.
CHINA UNICOM (HONG KONG) LIMITED
(incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
NOTICE OF EXTRAORDINARY GENERAL MEETING
NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of China Unicom (Hong Kong) Limited (the “Company”) will be held at Concord Room, 8/F, Renaissance Harbour View Hotel, 1 Harbour Road, Wanchai, Hong Kong on Tuesday, 3 November 2009 at 3:00 p.m. (the “Meeting”) for the purpose of considering and, if thought fit, passing, with or without modifications, the following resolution as a special resolution:
SPECIAL RESOLUTION
“THAT:
(a)	the terms of the draft agreement (the “Share Repurchase Agreement”, a copy of which has been produced to this Meeting marked “A” and signed by the Chairman of this Meeting for identification purposes) proposed to be entered into between the Company and SK Telecom Co., Ltd. (“SKT”) pursuant to which SKT will sell, and the Company will purchase, 899,745,075 fully paid-up shares of HK$0.10 each in the capital of the Company (the “Repurchase Shares”) on the terms set out in the Share Repurchase Agreement for a total consideration of HK$9,991,669,057.87, being HK$11.105 for each Repurchase Share, to be satisfied on completion in cash (the “Share Repurchase”), be and are hereby approved;

(b)	any Director be and is hereby authorised to execute the Share Repurchase Agreement on behalf of the Company; and

(c)	the Directors, acting together, individually or by committee, be and are hereby authorised to execute all such documents and/or do all such acts on behalf of the Company as they may consider necessary, desirable or expedient to give effect to the Share Repurchase and the Share Repurchase Agreement.”

By Order of the Board
China Unicom (Hong Kong) Limited
Chang Xiaobing Chairman
Hong Kong, 9 October 2009

Notes:
1.	A shareholder of the Company (“Shareholder”) entitled to attend and vote at the Meeting is entitled to appoint one or more proxies to attend and vote instead of him/her/it. A proxy need not be a Shareholder.

2.	In order to be valid, a form of proxy, together with any power of attorney (if any), or other authority under which it is signed (if any), or a notarially certified copy thereof, shall be deposited at the Company’s registered office at 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong, not less than 48 hours before the time appointed for holding the Meeting. Delivery of the form of proxy shall not preclude a Shareholder from attending and voting in person at the Meeting or at any adjourned meeting and, in such event, the form of proxy delivered by such Shareholder shall be deemed to be revoked.

3.	As required by the Hong Kong Code on Share Repurchases, SKT and the persons acting in concert with it who are Shareholders will abstain from voting on the above resolution.

4.	The register of the Shareholders will be closed from 30 October 2009 to 3 November 2009 (both days inclusive), during which dates no transfer of Shares will be effected. In order to qualify for voting at the Meeting, all transfers, accompanied by the relevant certificates must be lodged with the Company’s Share Registrar, Hong Kong Registrars Limited at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong by not later than 4:30 p.m. on 29 October 2009.

5.	The votes to be taken at the Meeting will be taken by poll, the results of which will be announced after the Meeting. The Chairman of the Meeting will exercise his power under Article 69 of the Articles of Association of the Company to demand that voting on the above resolution be conducted by way of poll at the Meeting.

6.	As required by the Hong Kong Code on Share Repurchases, a copy of the Share Repurchase Agreement will be made available for inspection at the Meeting. As required by the Companies Ordinance, a copy of the Share Repurchase Agreement and other information are set out in the circular to the Shareholders dated 9 October 2009.
As at the date of this announcement, the Board comprises:

Executive Directors:	Chang Xiaobing, Lu Yimin, Zuo Xunsheng and Tong Jilu
Non-executive Directors:	Cesareo Alierta Izuel and Jung Man Won
Independent Non-executive Directors:	Wu Jinglian, Cheung Wing Lam Linus, Wong Wai Ming,
John Lawson Thornton and Timpson Chung Shui Ming

2